EXHIBIT 99.2


FOR IMMEDIATE RELEASE

CONTACT:
Josh Aroner
Quintus - Fitzgerald Communications
415-986-9500 ext. 270
quintuspr@fitzgerald.com

Mary Thiele
Avaya Inc.
908.953.6152
mthiele@avaya.com

                Quintus Announces Purchase Agreement with Avaya

 Files for Chapter 11 as a means to complete agreement and continue operations

DUBLIN, Calif. - February 22, 2001 - Quintus Corporation today announced that it has entered into an agreement with Avaya Inc. (NYSE: AV), a global leader in business communications solutions and services, in which Avaya will acquire substantially all of Quintus' assets for $30 million in cash and assume certain of Quintus' liabilities up to an additional $30 million.

Upon completion of the proposed purchase, Avaya will incorporate Quintus' eCRM business as a key component of its customer relationship management (CRM) solutions portfolio, which currently includes advanced customer care technologies such as interactive voice response (IVR), workflow management, intelligent routing and predictive dialing, while also providing product continuity for Quintus eContact customers worldwide.

Concurrently, Quintus announced today that it had voluntarily filed petitions in the U.S. District Court in Wilmington, Delaware for relief under Chapter 11 of the U.S. Bankruptcy Code. In order for the agreement with Avaya to go forward, Quintus also filed a motion seeking the Court's approval of the asset purchase agreement with Avaya pursuant to section 363 of the Bankruptcy Code. The agreement is subject to approval of the bankruptcy court and under the Hart- Scott-Rodino Antitrust Improvements Act and other customary conditions for a transaction of this nature.

Quintus intends to continue business as usual through this process and does not anticipate any interruption in continuing to service its customers and partners or relationships with existing vendors and suppliers. The companies hope to complete the asset purchase agreement within the next 45 days.

Keith Larson, vice president of the Communications Applications Group at Avaya, stated, "We are impressed with Quintus' substantial customer base, strong partnerships and award-winning eCRM technology. When the agreement is final, we plan to leverage Quintus eContact with


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Avaya's broad CRM portfolio to establish a new standard in the market for integrated multi-channel customer relationship management, while continuing to provide reliable, high-quality service and support to Quintus' existing customer base."

In making its Chapter 11 filing, Quintus noted its need for near-term funding to continue operations and its current inability to gain funding in the normal course of business, primarily due to outstanding lawsuits filed against the company. Quintus believes the Avaya agreement will bring value to shareholders, provide continuity to Quintus customers, partners and employees, and continue the evolution of Quintus' technology heritage.

In connection with the filing, the company has engaged the services of Pachulski, Stang, Ziehl, Young and Jones as legal advisors and PricewaterhouseCoopers as financial advisors. James Coriston has concluded his contract as interim Chief Financial Officer having completed his work on the financial review and preparation of accounting statements and restatements. The PricewaterhouseCoopers financial restructuring team is lead by Paul Weber, a partner in PricewaterhouseCoopers for 9 years with extensive experience in Chapter 11 proceedings.

The company also stated that the current Quintus management team is committed to leading the company through this transition, working together with the management of Avaya. All Quintus employees will be offered employment within Avaya upon the closing of the transaction.

About Avaya

Avaya, headquartered in Basking Ridge, N.J., USA, is a leading provider of communications systems for enterprises, including businesses, government agencies and other organizations. Avaya offers voice, converged voice and data, customer relationship management, messaging, multi-service networking and structured cabling products and services. Avaya is a worldwide leader in sales of messaging and structured cabling systems and a U.S. leader in sales of enterprise voice communications and call center systems. Avaya intends to use its leadership positions in enterprise communications systems and software, its broad portfolio of products and services, and strategic alliances with other technology and consulting services leaders to offer its customers comprehensive eBusiness solutions. For more information about Avaya, visit its Web site at http://www.avaya.com.

About Quintus Corporation

Quintus Corporation (OTC: QNTS) provides a comprehensive electronic customer relationship management (eCRM) solution that enables companies to increase revenue potential by improving customer satisfaction and loyalty. A technology innovator, Quintus offers products that manage all customer interactions, such as customer orders, inquiries and service requests, and allow delivery of consistent customer service across multiple communications channels, including the Internet, e-mail and telephone. Quintus is based in Dublin, California with additional offices throughout North America, Europe and Asia. For more information, call 800/337-8941, email sales@quintus.com or access us on the Internet at www.quintus.com.

                                    - ### -

This press release contains forward-looking statements within the meaning of
Section 21E of the Securities and Exchange Act of 1934, including statements regarding Quintus Corporation's anticipated timely completion of the


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purchase agreement and Chapter 11 proceedings; and other expectations, intentions and strategies regarding the future. Quintus Corporation's actual results and the timing of certain events may differ materially from the results discussed in the forward- looking statements due to a variety of factors including, among others, risks and uncertainties related to the judgments on motions filed with the Delaware Bankruptcy Court, the effect of shareholder lawsuits filed against the company, our reliance on sales of a limited number of products, our ability to attract, train and retain qualified sales personnel, our reliance on indirect sales channels and competition in our markets. For a discussion of these and other factors that may cause actual results to differ materially from our forward-looking statements, we refer you to the periodic reports and other documents we file from time to time with the Securities and Exchange Commission.

Quintus eContact is a trademark and Quintus is a registered trademark of Quintus Corporation. All other trademarks and registered trademarks are the property of their respective owners.